                                                                   EXHIBIT 10.1


                              LICENSING AGREEMENT

LICENSEE:  American Sports History, Inc.     DATE
 ADDRESS:  18-I Heritage Drive               NO.
           Chatham, NJ 07928                 LICENSE NO.

National Football Alumni, Inc. ("NFLA") is the owner, or beneficial owner (as the case may be), of the trademarks listed in Section 1. (a) herein and referred to as the "NFLA MARKS."

Licensee, whose name and address is set forth above, desires to utilize certain of the NFLA Marks in accordance with the terms and conditions of this agreement ("License") in conjunction with the publication of NFL related sports history magazine and related multi-media products including, but not limited to, video and C.D.ROM.

Therefore, in consideration of the mutual premises, covenants and undertakings hereinafter contained, the parties hereto agree as follows:

1. DEFINITIONS. For purposes of this License, the following definitions shall be operative:

     (a)  The "NFLA Marks" are the following:

     NATIONAL FOOTBALL LEAGUE ALUMNI (Block Letters) and NATIONAL FOOTBALL LEAGUE ALUMNI (and Logo Design as set forth on Attachment A).

     (b)  The "Territory" is the United States.

     (c) The "Initial Term" is the period beginning January 1, 1996 and ending on the 31st day of December, 2001 unless sooner terminated in accordance with the provisions hereof.

     (d) "Fiscal Year" is the period beginning on April 1 of any year and ending on March 31 of the following year during the Initial or Renewal Term hereof.

     (e) "Premiums" are products bearing NFLA Marks sold or given away for purposes of promoting, publicizing or increasing the sale of any other product or service, including incentives for sales force, trade or consumer promotions, or any similar merchandising method.

     (f) "Licensed Sales" means all sales of Licensed Products directly to or for retail outlets, mail order, catalogs, or other channels of trade where the Licensed Products are ultimately sold to consumers. Licensed sales do not include the sale of Licensed Products as Premiums, which requires separate agreements executed by NFLA with both the manufacturer and user of the Premium. Licensee will not use or knowingly permit the use of, and will exercise due care that its customers likewise will refrain from the use of Licensed Products as Premiums.

     (g) "Net Sales" means the total dollar amount of gross sales of all Licenses Products (including, without limitation, any irregulars, seconds, etc.) at the invoiced selling price loss reasonable and customary quantity discounts, as actually calculated on the invoice, and returns actually made or allowed. No deductions shall be made for costs incurred in manufacturing, selling, distributing, or advertising (including cooperative and promotional allowances) the Licensed Products, or for uncollectible accounts, taxes, cash discounts, commissions or similar allowances. In the case of sales to or use of Licensed Products by a company associated with Licensee or any other sales to related companies, the sales price shall be the price regularly charged to the Licensee's independent bona fide customers.

2.  GRANT OF LICENSE.

     (a) The "Licensed Marks" are the NFLA Marks, as defined above. No license is granted hereunder for any other marks owned by NFLA.

     (b)  The "Licensed Products" are set forth on Attachment B hereto.

     (c) NFLA hereby grants to Licensee the right to use the Licensed Marks on Licensed Products for Licensed Sales in the Territory during the Initial Term and any Renewal Term hereof in accordance with the provisions and conditions of this License.

3.  RATE AND TERMS OF PAYMENT.

     (a) Rate: Licensee will pay NFLA an amount equal to eight percent (8%) of all "Net Sales" of Licensed Products sold during the Term ("Royalty"). The minimum Royalty for the Initial Term of this License is $1,500,000 ("Minimum Guarantee").

     (b) Licensee shall pay the Royalty described in subparagraph 3(a) as follows:

          I. Within three weeks of the execution of this License, Licensee shall cause 300,000 shares of its common stock, $.001 par value (the "Shares"), to be valued at $5.00 per share, to be issued to the NFLA. The Shares shall be registered by the Licensee with all necessary federal and state agencies and shall upon registration be freely tradeable except for the contractual restrictions imposed upon the NFLA by this License.

          II. As the Royalty becomes due, on a quarterly basis during the initial Term of this License, the NFLA shall be entitled to redeem from Licensee, liquidate or retain, at its sole discretion, for its own account a pro rata number of Shares necessary to satisfy the royalty due for said quarter.

          III. Within fifteen days (15) of the end of each quarter, the NFLA shall notify the Licensee in writing as to whether the NFLA will redeem, sell or retain the Shares to satisfy the Royalty due for that quarter. Said notice shall be sent and received prior to the NFLA's exercise of its rights with respect to said Shares. It is agreed and understood that the NFLA will work with the Licensee to direct any such trades.

          IV. Within thirty days (30) of the end of the fourth quarter of each year of this License, Licensee and the NFLA shall review the sufficiency of the Shares remaining to satisfy future royalty payments. If it is determined that the Shares remaining will not be sufficient to satisfy future royalty payments, then Licensee, and the NFLA will agree upon an additional number of shares, not to exceed 300,000 additional shares, to be deposited with the NFLA to cover future royalty payments (the "Additional Shares"). Licensee shall register and qualify these Additional Shares with the appropriate federal and state agencies. These Additional Shares shall be subject to the same terms and conditions as the shares originally issued. This provision shall also apply to any renewal terms.

          V.  [paragraph deleted]

          VI. In the event that the Shares and/or Additional Shares issued to the NFLA are more than is required to satisfy the Royalty payments called for under this Licence, then upon the completion or termination of the original term of this Agreement, the NFLA shall retain the extra shares.

     (c) Consummation of Sale. For the purpose of determining Royalties, Net Sales shall be deemed to have been consummated at the time of invoicing or billing for said Licensed Products.

     (d) Accounting. On or before the 15th day of each month, Licensee shall submit on forms to be furnished by NFLA full and accurate statements showing the quantity, description and Net Sales for each of the Licensed Products sold or distributed during the preceeding month. Such monthly statements shall be submitted whether or not they reflect any sales. All information so furnished shall be treated as confidential by NFLA. The receipt or acceptance by NFLA of any of the statements pursuant to this License or of any Royalties paid hereunto (or the redemption, liquidation or retention of Shares hereunder) shall not preclude NFLA from questioning the correctness thereof at any time. In the event that any inconsistencies or mistakes are discovered in such statements or payment, if verifiable, they shall immediately be rectified and the appropriate payment made by the Licensee.

4. RENEWAL TERM. If Licensee performs its obligations during the Initial Term, and it desires to renew the License, it should notify NFLA in writing by November 1, 2001. If NFLA accepts Licensee's offer to renew, said renewal shall be for a period of one year ("Renewal Term") from the date of termination of the Initial Term. Licensee may seek additional Renewal Term upon timely request to NFLA, within 60 days of the expiration of the current Renewal Term, and acceptance by NFLA.

5. EXCLUSIVITY. This License is non-exclusive. NFLA reserves all rights not expressly granted to Licensee hereunder.

6. QUALITY CONTROL/PRODUCT APPROVAL. Licensee agrees to submit samples of all Licensed Products to NFLA at no cost for review and approval which will not be unreasonably withheld prior to any use, sale or other distribution to the public. Licensee agrees not to distribute any Licensed Products until such approvals of final samples are received in writing from NFLA. Licensee further agrees to submit all examples of proposed use of NFLA Marks on Licensed Products, or advertising or promotion thereof for review and approval prior to use, sale or other distribution.

     (a) Licensee agrees that the Licensed products it manufactures and/or sells shall meet or exceed the quality and specifications of the final samples approved by NFLA. Licensee agrees to remove from public sale or distribution any previously approved Licensed Product to which NFLA rescinds approval.

     (b) Licensee agrees that any proposed change to Licensed Products, involving the graphics or any change in the use of the NFLA Marks, or any alteration in the product structure, design or quality of the Licensed Product, shall be submitted to NFLA for approval prior to any use, sale or other distribution of Licensed Products.

     (c) Licensee agrees to maintain such reasonable manufacturing, servicing, sales and quality standards as NFLA may, from time to time, issue.

     (d) Licensee agrees that NFLA or its duly authorized representative may inspect the manufacturing premises and Licensed Products of Licensee during all reasonable hours of operation upon reasonable notice during the Initial or Renewal Term of this License to assure that the Licensed Products are being produced, advertised, promoted and sold in accordance with this License.

     (e) Licensee will not deviate from the standards of quality of approved samples. Departure from such quality standards constitutes a breach of a material term of this License. NFLA may purchase at Licensee's expense any Licensed Products found in the marketplace which in NFLA's judgment are inconsistent with approved quality standards and bill such costs to Licensee. Licensee must also pay all Royalties otherwise due on sales on nonconforming goods. NFLA also may require Licensee to recall any Licensed Products not consistent with approved quality Standards.

7.  RECORDS AND AUDITS.

     (a) Licensee agrees to keep accurate books of account and records covering all transactions relating to this License. NFLA and its duly authorized representative shall have the right at all reasonable hours of the day, given a three day notice (working days), to examine such books of account and records and all other documents and material in Licensee's possession or under its control with respect to the subject matter and terms of the License, and shall have free and full access thereto for such purposes. All such books of account and records shall be kept available for at least three years after termination of the License. Licensee will designate a symbol or number which will be used exclusively in connection with Licensed Products and with no other articles which Licensee may manufacture, sell or distribute.

     (b) Should an audit by NFLA and/or its duly authorized representative disclose a payment deficiency of more than Two Percent (2%) between the amount found to be due NFLA and the amount Licensee actually paid or reported, the cost of the audit will be paid by Licensee along with the amount of the deficiency together with interest at a rate of one and one-half percent (1.5%) per month unless otherwise prohibited by law from the date such deficiency became due until the date of the payment. Payment shall be due in cash within 15 days after notification of the deficiency.

8. TERMINATION. Without prejudice to any other rights, NFLA shall have the right to terminate this License upon written notice to Licensee at any time if:

     (a) Licensee shall not have begun the bona fide manufacture, distribution, and sale of all of the Licensed Products hereunder within three
(3) months from
the commencement of the Initial or Renewal Terms;

     (b) Licensee shall fail to continue for a period of thirty (30) days the bona fide manufacture, distribution, and sale of all of the Licensed Products throughout the Territory during the Initial or Renewal Term;

     (c) Licensee shall fail to make any payment due hereunder or fail to deliver any statement required hereunder within ten (10) days after notice of much failure by NFLA;

     (d) Licensee shall be unable to pay its liabilities when due, or shall make any assignment for the benefit of creditors, or shall file any petition under any federal or state bankruptcy statute, or be adjudicated as bankrupt or insolvent, or if any receiver is appointed for its business or property, or if any trustee in bankruptcy shall be appointed under the laws of the United States government or of the several states;

     (e) Licensee shall fail to generate Net Sales providing the Minimum Guarantee specified in Paragraph 3(b);

     (f) Licensee shall fail to provide access to books of accounts and records maintained hereunder;

     (g) any governmental agency finds that the Licensed Products are defective in any way, manner or form;

     (h) Licensee shall manufacture, sell, distribute or promote, whichever first occurs, any of the Licensed Products without the prior written approval of NFLA as provided in Paragraph 6 hereof or if Licensee shall continue to manufacture, sell, distribute or promote any of the Licensed Products after such written approval has been rescinded by NFLA or has expired;

     (i) Licensee fails to deliver to NFLA or to maintain in full force and effect the insurance coverage required under this License;

     (j) Licensee makes a material misrepresentation or omission in this License; or

     (k) Licensee shall fail to perform any other material term of this License.

     It is expressly agreed and understood that in the event of any condition of default by Licensee (other than the condition listed in Section 8.(c) herein), Licensee shall have thirty days to cure such remedy after receiving notice of default from the NFLA.

9. SURVIVAL OF RIGHTS AND OBLIGATIONS. Termination or expiration of this License shall not impair any rights of NFLA or obligations of Licensee, including but not limited to payments, statements of account, disposal of inventory, indemnification, and insurance.

10. GOOD WILL. Licensee recognizes the great value of the good will associated with the NFLA Marks and acknowledges that such good will belongs to the NFLA, and that such NFLA Marks have secondary meaning. Licensee agrees that it will not, during this License or thereafter, attack the property rights of the NFLA in and to the NFLA Marks, or attack the validity of this License. Licensee shall not use the NFLA Marks, in whole or in part, as a corporate name or trade name. Licensee shall not join any names, symbols or designs with the NFLA Marks. Licensee shall not disparage the NFLA, its officers, directors, employees or members, or use the NFLA Marks in any immoral or scandalous way.

11. INJURY TO REPUTATION. In the event Licensee disparages the NFLA, its officers, directors, employees or members, or uses the NFLA Marks in an immoral, scandalous or disparaging manner, this License shall automatically terminate, and Licensee must immediately destroy its entire inventory of Licensed Products and any associated advertising or promotional material.

12.  PROTECTION OF RIGHTS

     (a) NFLA owns, or is the beneficial owner of, all rights to the NFLA Marks. Licensee's use thereof is for the benefit of NFLA, and Licensee shall not acquire any rights therein. In the event NFLA desires to secure copyright and/or trademark registrations for the NFLA Marks, Licensee will furnish specimens free of charge and evidence of first sale dates and other pertinent information. Licensee will be deemed to have assigned to NFLA all rights to the NFLA Marks which Licensee may have or may obtain, and Licensee will execute all required confirmatory instruments.

     (b) All art work involving any of the NFLA Marks shall, notwithstanding its creation or use by Licensee, be the property of NFLA and shall be delivered to NFLA at the termination of this License. Any copyright in said art work is hereby assigned to NFLA.

     (c) Each Licensed Product shall bear such copyright and/or trademark notices as NFLA may require to facilitate its trademark protection program.

     (d) If Licensee acquires knowledge of the unauthorized manufacture, sale or distribution of Licensed Products or of any products which bear the NFLA Marks or anything similar to the NFLA Marks, Licensee will so advise NFLA. NFLA shall have the option to prosecute any such use, and Licensee shall assist in the prosecution of such action. If requested by NFLA, Licensee shall join in the prosecution of such action at NFLA's expense.

13. DISPOSAL OF INVENTORY. After expiration or termination of this License, Licensee shall have no further right to manufacture, advertise, distribute, sell or otherwise deal in any Licensed Products or other products which utilize the NFLA Marks except as hereinafter provided. Except for termination pursuant to Section 11, Licensee may dispose of Licensed Products which are on hand or in process at the tine of such expiration or termination for a period of ninety
(90) days thereafter, provided all statements and payments then due are first made. Licensee will also make all statements and payments due in accordance with Paragraph 3 for the ninety (90)-day disposal period. Any disposal of Licensed Products other than in accordance with this paragraph may conflict with other commitments made by NFLA, injure NFLA's business relationships, and interfere with its contractual relations, which injuries are not readily calculable in monetary terms, in addition to causing NFLA irrevocable harm, and Licensee hereby consents to the entry of preliminary and permanent injunctive relief and a product recall for any disposal of Licensed products other than as provided herein. However, such remedies shall not be exclusive of other legal or equitable remedies otherwise available to NFLA. Licensee shall also refrain from further use of the NFLA Marks or of any further reference to them, direct or indirect, or any simulation thereof, except as provided in this paragraph.

14. FINAL STATEMENT. Sixty (60) days before the expiration of this License, Licensee will furnish to NFLA a statement showing the number and description of Licensed Products on hand or in process. NFLA reserves the right to make an independent accounting of on-hand Licensed Products. If this License is terminated pursuant to Section 11, such statement shall be furnished within ten
(10) days after termination.

15. EFFECT OF EXPIRATION OR TERMINATION. After expiration or termination of this License for whatever reason, Licensee will refrain from further use of the NFLA Harks or any further reference to them, and each of them direct or indirect, or any simulation of the NFLA Marks, except as provided in Paragraph
13. Licensee agrees that the NFLA Marks possess a special, unique and extraordinary character which makes difficult the assessment of the monetary damage sustained by unauthorized use. Licensee recognizes that irreparable injury would be caused by unauthorized use and agrees that injunctive and other equitable relief would be appropriate in the event of a breach of this License, provided, however, that such remedy shall not be exclusive of other legal remedies otherwise available to NFLA.

16.  LIABILITY AND INDEMNIFICATION.

     (a) Liability. It is expressly understood between the parties hereto that by virtue of the right granted by NFLA to

[line(s) missing]

by NFLA. Licensee agrees to indemnify and hold harmless the NFLA, its officers, directors and members, from any and all liability or expenses arising from the use of the NFLA Marks as permitted under the License and any claims, demands, causes of action or judgments related to Licensee's design, manufacture, promotion or sale of the Licensed Products. Licensee undertakes to conduct the defense of any lawsuit arising from or related to the Licensed Products at its own expense, it being understood, however, that NFLA has the option to participate in the defense of any such lawsuit.

     (b) Insurance. Licensee further agrees to add the NFLA as a named insured under any liability policies it obtains for the Licensed Products. Licensee shall maintain such liability policies throughout the Initial or Renewal Term of this License and shall provide NFLA with evidence of its payment of insurance premiums for such policies each time the premiums become due. The policies shall cover liability due to any personal injuries or property damage arising from the use of the Licensed Products in the amount of at least one million dollars ($1,000,000) per occurrence. Licensee shall furnish NFLA with a certificate of insurance which shall provide that no cancellations, revisions or modifications of coverage of the policy will be effective against NFLA unless NFLA receives a thirty (30)-day prior written notice thereof. Any failure on Licensee's part to abide by the above provisions regarding insurance shall result in immediate termination of the License.

17. NOTICES. All notices and statements to be given and all payments to be made hereunder shall be given or made at the respective addresses of the parties as set forth above unless notification of a change of address is given in writing. Any notice shall be sent by registered or certified mail, FAX or mailgram, and shall be deemed to have been given at the time it is sent.

18. NO JOINT VENTURE. Nothing contained herein shall be construed to place the parties in the relationship of partners, joint ventures, or agents, and Licensee shall have no power to obligate or bind NFLA in any manner whatsoever, and NFLA in no way represents itself as guarantor of the quality of any products produced by Licensee pursuant to this License.

19. ARBITRATION. Any dispute or disagreement between the Parties hereto arising out of or relating to this License shall be settled by arbitration in Florida under the rules then in effect of the American Arbitration Association and judgment upon the award may be entered in any court having jurisdiction.

20. PLAYERS. It is understood that the NFLA does not have the right to use the name or likeness of any player in connection with a commercial product in such a manner as to constitute an endorsement of such product by the player unless so authorized by the player. Licensee agrees that it will not exercise the rights granted in this Licence in any manner that will constitute an endorsement of such product by the player unless so authorized by the player.

21. NO WAIVER/ASSIGNMENT, ETC. The Agreement and any rights herein granted thereby are personal to Licensee and any assignment, sublicensing or other encumbrance is void without NFLA's prior written consent. This License constitutes the entire agreement and understanding between the parties hereto and cancels, terminates, and supersedes any prior agreement or understanding relating to the subject matter hereof between Licensee and the NFLA. None of the provisions of this agreement can he waived or modified except expressly in writing signed by both parties, and there are no representations, promise, agreements, warranties, covenants, or undertakings other than those contained herein. This agreement shall be construed in accordance with the laws of the State of Florida.

22. EXECUTION. Licensee will be considered by NFLA to have made an offer to enter into this License only by its signature below by an officer, partner, or individual duly authorized to sign, and payment of the Royalty as provided for in Section 3 above.

This License is binding upon NFLA upon signature by its Executive Director or an officer authorized by him to sign in his behalf, and approval by NFL Properties, Inc. pursuant to the Licensing Agent Agreement and Deed or Trust entered into on ___________ a copy of which is attached hereto as Attachment C.

LICENSEE: AMERICAN SPORTS HISTORY, INCORPORATED



BY: /s/ Vincent Nerlino                                DATE:  January 12, 1996
    -----------------------------------------
    Vincent Nerlino, President, Chairman, CEO

NATIONAL FOOTBALL LEAGUE ALUMNI, INC.



BY: /s/ Frank Krauser                                  DATE:  January 12, 1996
    -----------------------------------------
    Frank Krauser, Executive Director/CEO



APPROVED BY NATIONAL FOOTBALL LEAGUE PROPERTIES, INC.


BY: _________________________________________      DATE:  ________________